Calculation of Filing Fee Tables
S-8
Lumen Technologies, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock (no par value per share)	Other	45,600,000	$ 9.23	$ 420,888,000.00	0.0001381	$ 58,124.64
Total Offering Amounts:						$ 420,888,000.00		$ 58,124.64
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 58,124.64
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ''Securities Act''), this Registration Statement also covers any additional shares of the registrant's common stock, no par value per share (the ''Common Stock'') that may become issuable pursuant to the Amended and Restated 2024 Equity Incentive Plan of Lumen Technologies, Inc. (the ''Plan'') by reason of any recapitalization, reclassification, stock dividend, stock split, or other similar transaction resulting in an increase in the number of outstanding shares of Common Stock. The Proposed Maximum Offering Price Per Unit is estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 20, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources